AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

(hereinafter referred to as “THE COMPANY”)

213 Washington Street

Newark, New Jersey 07102-2992

And

RGA REINSURANCE COMPANY

(hereinafter referred to as “THE REINSURER”)

1370 Timberlake Manor Parkway

Chesterfield, MO 63017-6039

                                                                              Table of Contents

1. PARTIES TO THE AGREEMENT	4

2. EFFECTIVE DATE OF THE AGREEMENT	4

3. SCOPE OF THE AGREEMENT	4

4. DURATION OF THE AGREEMENT	4

5. BASIS OF REINSURANCE	5

6. AUTOMATIC REINSURANCE TERMS	5
•	CONVENTIONAL UNDERWRITING	5
•	RESIDENCE AND TRAVEL	5
•	OCCUPATION	5
•	AUTOMATIC ACCEPTANCE LIMIT	5
•	JUMBO LIMIT	5
•	MINIMUM CESSION	5
•	FACULTATIVE QUOTES	5

•	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE	5
•	AUTOMATIC PORTION REINSURED	5
•	AUTOMATIC PORTION RETAINED	6

•	AUTOMATIC REINSURANCE NOTICE PROCEDURE	6

•	FACULTATIVE REINSURANCE	6

•	COMMENCEMENT OF REINSURANCE COVERAGE	6
•	AUTOMATIC REINSURANCE	6
•	FACULTATIVE REINSURANCE	7

11. REINSURANCE PREMIUM RATES	7
•	LIFE REINSURANCE	7
•	RATES NOT GUARANTEED	7

12. PAYMENT OF REINSURANCE PREMIUMS	7
•	PREMIUM DUE	7
•	FAILURE TO PAY PREMIUMS	8
•	PREMIUM ADJUSTMENT	8

13. SECURITY REQUIRED FROM REINSURER	8

14. PREMIUM TAX REIMBURSEMENT	10

15. DAC TAX AGREEMENT	10

16. REPORTS	10

17. RESERVES FOR REINSURANCE	11

18.	CLAIMS	11

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•	NOTIFICATION OF CLAIMS	11
•	AMOUNT AND PAYMENT OF BENEFITS	11
•	LIVING NEEDS BENEFITS	11
•	CLAIM SETTLEMENTS	11
•	CLAIM EXPENSES	12
•	EXTRACONTRACTUAL DAMAGES	12

19.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT	12

20.	POLICY CHANGES	12
•	NOTICE	12
•	INCREASES	13
•	REDUCTION OR TERMINATION	13
•	PLAN CHANGES	13
•	DEATH BNEFIT OPTION CHANGES	13
•	REDUCED PAID-UP INSURANCE	13

•	RECAPTURE	13

•	REINSTATEMENTS	15
•	AUTOMATIC REINSTATEMENT	15
•	FACULTATIVE REINSTATEMENT	15
•	PREMIUM ADJUSTMENT	15

•	ERRORS AND OMISSIONS	15

•	INSOLVENCY	15

•	ARBITRATION	16
•	GENERAL	16
•	NOTICE	16
•	PROCEDURE	16
•	COSTS	17

•	GOOD FAITH	17

•	REPRESENTATIONS AND WARRANTIES	17

28.	CONFIDENTIALITY	18

29.	MEDICAL INFORMATION BUREAU	19

30.	GOVERNING LAW	19

31.	ASSIGNMENT	19

32.	ACCESS TO RECORDS	19

33.	SEVERABILITY	19

34. REINSURANCE ADMINISTRATION	19

35. NONWAIVER	20

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36. COUNTERPARTS	20

37. FINANCIAL REPORTS	20

38. OFFSET	20

39. SURVIVAL	20

40. SERVICE OF SUIT	20

41. NOTICES	20

ATTACHMENTS:

SCHEDULE A – REINSURANCE COVERAGE

SCHEDULE B – AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

SCHEDULE C – REPORTING INFORMATION – INFORMATION ON RISKS REINSURED

SCHEDULE D – MONTHLY BILLING AND ACCOUNTING SUMMARY

SCHEDULE E – FACULTATIVE REINSURANCE APPLICATION

SCHEDULE F – FACULTATIVE REINSURANCE NOTIFICATION

SCHEDULE G – CARRIER FACT SHEET

SCHEDULE H – REINSTATEMENT RULES

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AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM

REINSURANCE AGREEMENT

1.	PARTIES TO THE AGREEMENT

This Agreement is solely between THE REINSURER and THE COMPANY, a life insurance company domiciled in New Jersey. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between THE REINSURER and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. THE COMPANY agrees that it will not make THE REINSURER a party to any litigation between any such third party and THE COMPANY. THE COMPANY will not use or disclose THE REINSURER’s name with regard to THE COMPANY's agreements or transactions with these third parties unless THE REINSURER gives prior written approval for the use or disclosure of its name or unless THE COMPANY is compelled by law to do so.

The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.	EFFECTIVE DATE OF THE AGREEMENT

This Agreement will incept on the date hereof, to be effective as of 12:01 A.M., January 1, 2005, and will cover policies effective on and after that date. Policies backdated prior to the effective date will not be covered by this reinsurance agreement.

3.	SCOPE OF THE AGREEMENT

The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.	DURATION OF THE AGREEMENT

The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. THE REINSURER will continue to accept new reinsurance during the 90-day period.

Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the underlying policies on which the reinsurance is based and THE REINSURER fulfills all of its obligations under this Agreement, provided that THE COMPANY continues to pay reinsurance premiums as described in 13. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 21.

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5.	BASIS OF REINSURANCE

Reinsurance under this Agreement will be on the Yearly Renewable Term basis on the portion of each policy that is reinsured as described in Schedule A.

6.	AUTOMATIC REINSURANCE TERMS

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices, including the foreign residency and travel guidelines as provided to THE REINSURER at the time of pricing. Upon request, THE COMPANY shall provide THE REINSURER with a copy of its current underwriting and issue practices and guidelines.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.

RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence. However, automatic reinsurance will not be available if the conditions stated in either Foreign Travel Exclusions or Foreign Residence Exclusions in Schedule A apply.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.

JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

7.	PORTIONS REINSURED AND RETAINED UNDER AUTOMATIC REINSURANCE

a.	AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

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b.	AUTOMATIC PORTION RETAINED. THE COMPANY will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A.

8.	AUTOMATIC REINSURANCE NOTICE PROCEDURE

After the policy has been paid for and delivered, THE COMPANY will submit, or cause to be submitted, to THE REINSURER all relevant individual policy information, as defined by Schedule C.

9.	FACULTATIVE REINSURANCE

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and it prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, THE COMPANY must submit, or cause to be submitted, the following:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.

Copies of the original insurance application, medical examiner’s reports, financial information, attending physician’s statement, inspection records and all other papers and information regarding the insurability of the risk.

c.	Any subsequent information received by THE COMPANY that is pertinent to the risk assessment will be promptly transmitted to THE REINSURER.

After receipt of THE COMPANY’s application, THE REINSURER will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made. THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If THE COMPANY accepts THE REINSURER’s offer, then THE COMPANY will make a dated notation of its acceptance in its underwriting file and mail as soon as possible a formal reinsurance cession to THE REINSURER using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If THE COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.

10.	COMMENCEMENT OF REINSURANCE COVERAGE

Commencement of THE REINSURER’s reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

a.

AUTOMATIC REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy reinsured.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement if all of the conditions for automatic reinsurance coverage under Section 6 of this Agreement are met. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) $250,000.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

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b.

FACULTATIVE REINSURANCE. THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and sending an email notification to THE REINSURER and (2) the policy has been issued.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement. THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement will be limited to the lesser of 1) THE REINSURER’s reinsured portion of the face amount of the policy and 2) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers and the amount to be retained by THE COMPANY.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts, temporary insurance agreements or limited insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.	REINSURANCE PREMIUM RATES

a.	LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B.

Reinsurance premiums for renewals will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

b.

RATES NOT GUARANTEED. Although THE REINSURER anticipates that the premium rates in Schedule B will apply indefinitely, THE REINSURER reserves the right to change the rates at any time. THE REINSURER guarantees only that the premium rates applicable to business received under this Agreement will not exceed the YRT net premiums at the applicable statutory minimum valuation select and ultimate mortality table and statutory maximum interest rate for the reinsured business. If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

THE REINSURER further agrees that THE COMPANY’s right of recapture under Section 21 of this Agreement will be triggered if THE COMPANY deems a rate change unacceptable.

12.	PAYMENT OF REINSURANCE PREMIUMS

a.

PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable on a policy month basis. These premiums are due on the issue date and on each subsequent policy month anniversary. Each month, THE COMPANY will calculate the amount of monthly premiums as the amount equal to 1/12 of the annual reinsurance premium as defined in Section 11.

Within 30 days after the close of each reporting period, THE COMPANY will send, or cause to be sent, to THE REINSURER a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between THE COMPANY and THE REINSURER under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 24, to the extent permitted by law. If the statement of account shows a balance

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due THE COMPANY, THE REINSURER will remit the undisputed amount to THE COMPANY within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

b.

FAILURE TO PAY PREMIUMS. If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in Section 23, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid. THE COMPANY will be liable for the prorated reinsurance premiums to the termination date. THE COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

Subject to Section 22, THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, THE REINSURER will have no liability for claims incurred between the termination date and the reinstatement date.

c.

PREMIUM ADJUSTMENT. If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment. If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.	SECURITY REQUIRED FROM REINSURER

At no point during the duration of this Agreement shall the Effective Exposure of THE COMPANY to THE REINSURER, created as a result of this Agreement, cause the total Effective Exposure of THE COMPANY and its affiliates to THE REINSURER and its affiliates to exceed the Exposure Limit. The Exposure Limit is defined in Section 712 of THE COMPANY’s Policies and Principles manual.

As of the Effective Date of this Agreement, Effective Exposure is defined as the sum of (a) any amount owed to THE COMPANY by THE REINSURER, and (b) a provision for adverse deviation in claims and losses over the subsequent 12-month period.

As of the Effective Date of this Agreement, the Exposure Limit is defined as the lesser of the limit for the THE REINSURER and the limit for the ultimate parent of THE REINSURER, which are determined as follows:

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Exposure Limit for THE REINSURER

Higher of the Following Applicable Ratings		Lesser of the Following Amounts
S&P Rating	Moody’s Rating	Max. Effective Exposure as % of THE REINSURER’s Adjusted Capital	Absolute Dollar Limit of Effective Exposure ($ Millions)
AAA	Aaa	35%	$400
AA+, AA, or AA-	Aa1, Aa2, or Aa3	30%	$300
A+, A, or A-	A1, A2, or A3	20%	$200
BBB+	Baa1	15%	$100
BBB	Baa2	10%	$75
BBB-	Baa3	10%	$50
BB+	Ba1	5%	$5
BB	Ba2	5%	$2
BB-	Ba3	5%	$1
Below BB-	Below Ba3	0%	$0

Exposure Limit for the Ultimate Parent of THE REINSURER

Higher of the Following Applicable Ratings		Absolute Dollar Limit of Effective Exposure ($ Millions)
S&P Rating	Moody’s Rating
AAA	Aaa	$400
AA+, AA, or AA-	Aa1, Aa2, or Aa3	$300
A+, A, or A-	A1, A2, or A3	$200
BBB+	Baa1	$100
BBB	Baa2	$75
BBB-	Baa3	$50
BB+	Ba1	$5
BB	Ba2	$2
BB-	Ba3	$1
Below BB-	Below Ba3	$0

If the Effective Exposure of THE COMPANY to THE REINSURER created as a result of this Agreement causes the Exposure Limit to be exceeded, THE REINSURER shall take steps to reduce the Effective Exposure by providing, on a timely basis, security in the form of amounts to be held on deposit as set forth in the ‘Funds Withheld Provisions’ in Section 16 of Schedule A.

The amount of security required shall be calculated at the end of each calendar quarter as follows:

THE LESSER OF

(1)	The Effective Exposure of THE COMPANY to THE REINSURER created as a result of this Agreement, OR

(2)	The total Effective Exposure of THE COMPANY and its affiliates to THE REINSURER and its affiliates minus the Exposure Limit as defined in Section 712 of THE COMPANY’s Policies and Principles manual.

If (2) above is less than zero, the amount of security required under this section shall be equal to zero.

If security has been established as a result of this provision, and, at a later date, the Effective Exposure of THE COMPANY and its affiliates to THE REINSURER and its affiliates created as a result of this Agreement is less than the Exposure Limit as defined in Sections 711 and 712 of THE COMPANY’s Policies and Principles manual, the security may be withdrawn. A notice of 30

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days shall be given to THE COMPANY before THE REINSURER may cancel any security established under this provision.

14.	PREMIUM TAX REIMBURSEMENT

See Schedule B.

15.	DAC TAX AGREEMENT

THE COMPANY and THE REINSURER, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section 15 by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

a.

For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

b.

THE COMPANY and THE REINSURER agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

c.	THE COMPANY will submit to THE REINSURER by May 1 of each year its calculation of the net consideration for the preceding calendar year.

d.

THE REINSURER may contest such calculation by providing an alternative calculation to THE COMPANY in writing within 30 days of THE REINSURER's receipt of THE COMPANY's calculation. If THE REINSURER does not so notify THE COMPANY, THE REINSURER will report the net consideration as determined by THE COMPANY in THE REINSURER's tax return for the previous calendar year;

e.

If THE REINSURER contests THE COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date THE REINSURER submits its alternative calculation. If THE COMPANY and THE REINSURER do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both THE COMPANY and THE REINSURER within 20 days after the expiration of such 30-day period.

f.

THE COMPANY and THE REINSURER agree that this election shall first be effective for the 2005 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

THE REINSURER and THE COMPANY represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of 1986, as amended.

16.	REPORTS

The reporting period is shown in Schedule A. For each reporting period, THE COMPANY will submit reports to THE REINSURER with information that is substantially similar to the information displayed in Schedule C.

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In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

Within 15 business days after the end of each calendar year, THE COMPANY will submit a reserve summary similar to that shown in Schedule D. This reserve summary will only provide reserves calculated using the 1980 CSO Ultimate ALB mortality table. THE COMPANY will also submit this reserve summary within 10 business days after the end of each other calendar quarter.

17.	RESERVES FOR REINSURANCE

See Schedule A.

18.	CLAIMS

a.

NOTIFICATION OF CLAIMS. THE COMPANY will notify THE REINSURER as soon as reasonably possible after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contested claims along with the relevant documentation, for all claims incurred within the first two policy years on policies where THE REINSURER’s net amount at risk is in excess of $200,000.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement. THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement along with all relevant information with respect to the claim, including the claim proofs. However, claim proofs will not be required by THE REINSURER if THE REINSURER’s net amount at risk is less than or equal to $200,000 and THE COMPANY has paid the claim in full. In such cases, THE COMPANY will provide THE REINSURER with the cause of death. THE REINSURER may request and THE COMPANY will send, documents on any claims reinsured under this Agreement.

b.

AMOUNT AND PAYMENT OF BENEFITS. As soon as THE REINSURER receives the proper claim notice and any required proof of the claim, reinsurance benefits for claims eligible for coverage under this agreement are due and payable to THE COMPANY. THE REINSURER is bound by THE COMPANY’s decisions regarding settlement of all claims for policies eligible for coverage under this agreement. Payment of the benefits by THE REINSURER will be made in a single sum, regardless of THE COMPANY’s settlement options. The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER. In the event that THE REINSURER has not paid undisputed reinsurance benefits to THE COMPANY within sixty days of the due date, THE COMPANY may charge interest on the amount due at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR), as of when the payment was due. In addition, in the event that reinsurance benefits are sixty days past due, THE COMPANY may recapture the reinsurance as described in Section 21.

c.

LIVING NEEDS BENEFITS. Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.

d.

CLAIM SETTLEMENTS. THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement. THE REINSURER has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines.

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THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents. THE COMPANY shall also provide THE REINSURER prompt notice of any legal proceedings initiated against THE COMPANY in response to its contest of a claim on a policy reinsured under this Agreement. THE REINSURER may choose not to participate in the contest of a Contestable Claim. THE REINSURER will have 10 business days to communicate its decision whether to participate in the contested claim. If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.

e.

CLAIM EXPENSES. THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment. In addition, THE REINSURER will pay its share of the unusual expense of THE COMPANY of adjudicating contestable claims. The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement. Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contested, compromised or litigated claim.

f.

EXTRACONTRACTUAL DAMAGES. In no event will THE REINSURER participate in extra-contractual damages or penalties, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY in connection with the a claim for a policy reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require THE REINSURER, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which THE REINSURER was an active party and agreed in writing with the act or course of conduct of THE COMPANY that ultimately resulted in the assessment of damages. If, however, extra-contractual damages are awarded solely or partly as a result of THE COMPANY having contested the claim, and THE REINSURER had agreed to participate in that contest, then THE REINSURER will reimburse THE COMPANY for its share of the portion of the damages awarded as a result of THE COMPANY having contested the claim. When the damages awarded are shared, THE COMPANY and THE REINSURER would share such damages assessed in proportion to each parties’ share of the policy reinsured under this Agreement.

19.	MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by THE COMPANY under the policy rather than payment of policy benefits, THE REINSURER will refund all of the reinsurance premiums paid for that policy to THE COMPANY. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

20.	POLICY CHANGES

a.

NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. THE COMPANY will notify THE REINSURER of the change in THE COMPANY's next report as stated in Section 16.

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b.

INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and THE COMPANY approves the increase under the policy, then the increase will be added to the policy as a new layer. The increase layer will have a separate policy record and its own effective date. The portion of the layer reinsured under this Agreement is equal to the amount shown in Schedule A. Increase layers with an effective date after the termination of this Agreement for new business will not be reinsured under this Agreement.

If a request for an increase is made for a reinsured policy and the insured meets THE COMPANY’s automatic underwriting requirements and a new policy is issued on one of the plans shown in Schedule A for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the effective date of the new policy.

If a request for an increase in a reinsured policy is granted without the insured meeting THE COMPANY’s requirements, then reinsurance on the increase will not be allowed.

If a request for an increase does not meet all of the terms of automatic reinsurance, then THE COMPANY may apply for facultative reinsurance as stated in Section 9.

c.	REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

d.

PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then the reinsurance, with respect to reinsured policy, under this Agreement will cease as of the effective date of the change.

If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met THE COMPANY’s underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan

e.

DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed, then the face amount of insurance is either increased or decreased, so that the net amount at risk reinsured under this Agreement immediately after the change will be the same as immediately before the change.

f.

REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

21.	RECAPTURE

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

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1)

Non-payment of reinsurance claims that are not in dispute, that are 60 calendar days past due from THE REINSURER, provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2)

Material breach by THE REINSURER of any term or condition of this Agreement if such breach is not cured within a period of at least 60 calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

3)	THE REINSURER is deemed insolvent as described in Section 24.

4)	The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.

5)	A change in premium rates that is unacceptable to THE COMPANY.

6)

Any representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect and it is not cured for a period of 60 calendar days following the delivery of notice of such failure from THE COMPANY.

7)	A change in ultimate ownership or control.

8)	The REINSURER fails to provide security in the form of funds withheld in accordance with the “Security” provision of this Agreement.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured must be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY. Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice. If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture. THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

In addition, a recapture fee will be paid by THE COMPANY to THE REINSURER if the recapture is due to the occurrence of any of the following events:

1)	THE REINSURER undergoes a change in ownership or control.

2)	Any of the “Risk Trigger Events” described in Schedule A occurs.

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3)	THE COMPANY elects to recapture due to an increase in the THE COMPANY’s retention limit (after the 20th year).

The recapture fee is equal to 100% of one year’s YRT premium in policy year one and decreases by 2.5% per year to 50% in policy year 20. For policy year 21 and later, the fee is equal to 50% of one year’s YRT premium. (The “one year’s YRT premium” payable is in the year of recapture.) The fee does not apply if recapture is due to any reason other than those listed in this section.

22.	REINSTATEMENTS

a.

AUTOMATIC REINSTATEMENT. If THE COMPANY reinstates a policy, in accordance with the Reinstatement Rules described in Schedule H, that was originally ceded to THE REINSURER as automatic reinsurance using conventional underwriting practices, then THE REINSURER’s reinsurance for the policy shall be reinstated.

b.

FACULTATIVE REINSTATEMENT. If THE COMPANY has been requested to reinstate a policy that was originally ceded to THE REINSURER as facultative reinsurance and the reinstatement is processed under THE COMPANY’s Long Form Reinstatement Process in accordance with Schedule H, then THE COMPANY will re-submit the appropriate evidence for the case to THE REINSURER for underwriting approval before the reinsurance can be reinstated.

c.	PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to THE REINSURER by THE COMPANY.

23.	ERRORS AND OMISSIONS

If either THE REINSURER or THE COMPANY fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section will not apply to any facultative submission until THE COMPANY has sent an email notification to THE REINSURER.

24.	INSOLVENCY

For the purpose of this Agreement, THE COMPANY or THE REINSURER shall be deemed “insolvent” if one or more of the following occurs:

a.	A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either THE COMPANY or THE REINSURER; or

b.	Either THE COMPANY or THE REINSURER is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

c.

Either THE COMPANY or THE REINSURER becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of THE COMPANY or THE REINSURER, as the case may be.

In the event of the insolvency of THE COMPANY, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by THE REINSURER directly to THE COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of THE

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COMPANY under the contract or contracts reinsured without diminution because of the insolvency of THE COMPANY. It is understood, however, that in the event of the insolvency of THE COMPANY, the liquidator or receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against THE COMPANY on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding, and during the pendency of such claim THE REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to THE COMPANY or is liquidator or receiver or statutory successor.

In the event THE REINSURER is deemed insolvent, THE REINSURER will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, THE COMPANY shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date THE REINSURER first evidences insolvency. Such right to cancel shall be exercised by providing THE REINSURER (or its liquidator, conservator, receiver or statutory successor) with a written notice of THE COMPANY’s intent to recapture ceded business. If THE COMPANY exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, THE COMPANY would still be liable for any unpaid premium and responsible to report the pendency of any claim with an effective date prior to the date of recapture. THE REINSURER, its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture. THE REINSURER, its liquidator, receiver or statutory successor will also pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture.

25.	ARBITRATION

a.

GENERAL. All disputes and differences under or arising out of this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place in the city in which THE COMPANY maintains its principal place of business.

b.

NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

c.

PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the receipt of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the receipt of the mailing of the notification initiating the arbitration, then select the third arbitrator.

Should either party fail to appoint an arbitrator within 30 business days after the other party has given written notice of its arbitrator appointment, the party that has given notice of its arbitrator appointment may appoint the second arbitrator. Should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots

Y-UL/VUL II – 2005 – RGA - PICA

on the final selection. If this candidate declines to serve, then the candidate last eliminated will be approached to serve. This process will be repeated until a candidate has agreed to serve as the third arbitrator. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. In no event will this date be later than 6 months after the appointment of the third arbitrator. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

d.

COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equally the cost of the third arbitrator.

•	GOOD FAITH

Each party agrees that all matters with respect to this Agreement require its utmost good faith.

27.	REPRESENTATIONS AND WARRANTIES

THE COMPANY represents and warrants to THE REINSURER that it is solvent in all jurisdictions in which it does business or is licensed. THE REINSURER represents and warrants to THE COMPANY that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

THE COMPANY represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of New Jersey.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE COMPANY to cede the Policies covered hereunder.
e.

It will take no unauthorized action that would encourage the policyholders whose policies are reinsured under this Agreement to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement, without the consent of THE REINSURER.

f.	THE COMPANY acknowledges that THE REINSURER is entering into this Agreement in reliance upon these representations and warranties of THE COMPANY.

THE REINSURER represents and warrants the following:

a.	It is a corporation duly organized, existing and in good standing under the laws of Missouri.
b.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform the duties contemplated in this Agreement.
c.	It has taken all requisite corporate proceedings to authorize it to enter into and perform the duties contemplated in this Agreement.
d.	It has obtained any and all regulatory approvals as may be required for THE REINSURER to provide the reinsurance covered hereunder.
e.	As part of THE COMPANY’s due diligence process, THE REINSURER has provided a completed copy of the Reinsurance Carrier Fact Sheet, a copy of which is attached in

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Schedule G. Each and every year, after THE REINSURER has completed its Annual Statement, THE REINSURER will update the information included in The Reinsurance Carrier Fact Sheet. In addition, from time to time, THE REINSURER will update the information included in the Carrier Fact Sheet as requested by THE COMPANY, or if there are material changes to the information provided. The information included in the Reinsurance Carrier Fact Sheet is true and accurate as of the date shown on the Fact Sheet.

f.

THE REINSURER acknowledges that THE COMPANY is entering into this Agreement in reliance upon these representations and warranties of THE REINSURER, and THE REINSURER agrees that THE COMPANY’s right of recapture under Section 21 of this Agreement will be triggered if, at any point in the future during the term of this Agreement, these representations and warranties are no longer true and correct.

28.	CONFIDENTIALITY

THE REINSURER agrees to regard and preserve as confidential all information and material which is related to THE COMPANY’s business and/or customers that may be obtained by THE REINSURER from any source as a result of this Agreement. THE REINSURER will not, without first obtaining THE COMPANY’s prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any Company Confidential Information or Company Customer Information. “Company Confidential Information” includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to THE COMPANY’s insurance and financial products, planned or existing computer systems architecture and software, data, and information of THE COMPANY as well as third party confidential information to which THE COMPANY has access. “Company Customer Information” includes all information provided by or at the direction of THE COMPANY about a customer of THE COMPANY or its affiliates, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

Notwithstanding the foregoing, the provisions of Section 28 shall not apply with respect to disclosing of the Product, the Specifications and/or Company Confidential Information which is already known to THE REINSURER or is or becomes publicly known through no wrongful act of THE REINSURER; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by THE REINSURER; or is approved for release by written authorization of THE COMPANY; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of Company Customer Information, which may not be disclosed without THE COMPANY’s prior written consent.

The provisions of this Section 28 regarding Company Confidential Information shall survive the termination of the parties’ obligations under this Agreement for a period of two years, and the provisions of this Section 28 regarding Company Customer Information shall survive the termination of the parties’ obligations under this Agreement for a period of five years.

THE REINSURER certifies that it has implemented and will maintain an effective information security program to protect THE COMPANY’s Customer Information, which program includes administrative, technical, and physical safeguards:

(a)	to ensure the security and confidentiality of Customer Information;
(b)	to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and
•	to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to THE COMPANY or its affiliates, or to customers of any of them.

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In the event that Company Confidential Information or Company Customer Information in THE REINSURER’s possession is disclosed to an unauthorized third party, THE REINSURER shall immediately advise THE COMPANY and take steps to prevent further disclosure.

In the event that either party becomes legally compelled to disclose any secret or confidential information, such party shall give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure; provided, however, that this provision shall not apply to information that is or otherwise becomes available to the public or that was previously available on a non-confidential basis. This provision does not prohibit the sharing of information with Retorcessionaires or other parties engaged to provide services in connection with this Agreement, to the extent necessary to provide such services, provided that such Retorcessionaires and parties shall have agreed to maintain the confidentiality of such information.

29.	MEDICAL INFORMATION BUREAU

THE REINSURER is required to strictly adhere to the Medical Information Bureau Rules, and THE COMPANY agrees to abide by these Rules, as amended from time to time. THE COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to THE REINSURER unless THE COMPANY has a signed, currently required Medical Information Bureau authorization.

30.	GOVERNING LAW

This Agreement shall be governed by the laws of New Jersey without giving effect to the principles of conflicts of laws thereof.

31.	ASSIGNMENT

This Agreement is not assignable by either party except by the express written consent of the other.

32.	ACCESS TO RECORDS

THE REINSURER and THE COMPANY, or their duly authorized representatives, will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party.

33.	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

34.	REINSURANCE ADMINISTRATION

THE COMPANY shall perform all duties with respect to the administration of the reinsurance under this Agreement on the portion of the policies reinsured under this Agreement.

35.	NONWAIVER

No forbearance on the part of either party to insist upon compliance by the other party with any of the terms of this Agreement shall be construed as, or constitute a waiver of, any of the terms of this Agreement.

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36.	COUNTERPARTS

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

37.	FINANCIAL REPORTS

Upon request, each party shall furnish to the other its respective NAIC Convention Blank Statements, as required by their respective state laws, within fifteen days after such request.

38.	OFFSET

Any debts or credits, in favor of or against either THE REINSURER or THE COMPANY with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset and only the balance will be allowed or paid. However, if THE COMPANY fails to provide the relevant information with respect to claims as required in Section 18a of this Agreement, then THE COMPANY will not be entitled to avail itself of the right to offset with respect to those claims. In addition, if THE COMPANY fails to provide a statement of account with respect to premiums due in accordance with Section 12a or reinsurance premiums remain unpaid for more than 90 days past their due date for reasons other than application of an offset by THE COMPANY, THE COMPANY will not be entitled to avail itself of the right to offset.

The right of offset will not be affected or diminished because of the insolvency of either party.

39.	SURVIVAL

Sections 23, 27 and 28 of this Agreement shall survive the recapture, termination or expiration of this Agreement.

40.	SERVICE OF SUIT

Each party’s agent for service of process is authorized and directed to accept service of process on behalf of such party in any such suit and/or, upon the request of the other party, to give a written undertaking to that party that the agent for service of process will enter a general appearance on behalf of that party in the event that such a suit shall be instituted. THE REINSURER hereby designates the Superintendent, Commissioner or Director of Insurance or his successor or successors in office, for the State of New Jersey, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of THE COMPANY arising out of this Agreement.

41.	NOTICES

All notices and other communications required or permitted to be given under this Agreement shall be deemed to be duly given if communicated, or confirmed, between the parties by facsimile transmission, electronic mail or regular mail for the following:

1) the submission (including medical reports and exchange of information) for facultative review

2)	administration issues, including but not limited to, payment of premiums
3)	routine administration and electronic reporting format policy
4)	claims notices, proofs and claim contests
5)	actuarial and material changes regarding pricing
6)	document drafting and review
7)	taxes

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8)	auditing
9)	all general and routine communications

Notices and other communications related to all other matters required to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, or (ii) delivered by overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), or (iii) sent by facsimile transmission followed by a confirmation mailed by first class overnight mail to:

a.	NOTICES SENT TO THE COMPANY

Nicholas Simonelli

The Prudential Insurance Company of America

213 Washington Street

Newark, New Jersey 07102-2992

b.	NOTICES SENT TO THE REINSURER

General Counsel

RGA Reinsurance Company

1370 Timberlake Manor Parkway

Chesterfield, MO 63017

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In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of January 1, 2005.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	RGA REINSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

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SCHEDULE A

REINSURANCE COVERAGE

1.	POLICIES REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Custom Premier (VUL II)
•	PruLife Custom Premier II (VUL 2004) – (Form Number VUL-2004 and all state variations)
•	PruLife Advisor Select (ProFunds) – (Form Number VULPAS 2002 and all state variations)
•	Target Term Rider (TTR) (currently available on VUL 2004 and ProFunds policies)

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above-reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.	AUTOMATIC PORTION REINSURED:

THE REINSURER will automatically reinsure under this Agreement, an amount equal to 25% of the net amount at risk related to the face amount of insurance up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below.

3.	AUTOMATIC PORTION RETAINED:

THE COMPANY will retain at least 10% of the net amount at risk up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below. THE COMPANY may cede up to 65% of the policy risk amount on a first-dollar quota share basis to other reinsurers. In addition, THE COMPANY will retain 100% of the policy risk amount in excess of the First Layer of Coverage.

4.	NET AMOUNT AT RISK

The policy risk amount reinsured under this Agreement is the net amount at risk, which is determined as of the issue date and each subsequent policy anniversary and is defined as the death benefit minus the contract fund.

5.	AUTOMATIC ACCEPTANCE LIMIT:

Maximum Face Amount

For any policy to be reinsured under automatic reinsurance, the face amount will not exceed the limits shown in the following tables:

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US/Canadian Residents – No Foreign Travel

Non-Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 65	$65,000,000	$65,000,000	$46,400,000
66 - 70	$60,900,000	$55,900,000	$35,400,000
71 - 75	$46,400,000	$43,400,000	$23,400,000
76 – 77	$26,400,000	$23,400,000	$15,900,000
78 –80	$21,900,000	$18,900,000	$11,400,000
81 – 85	$13,400,000	$11,400,000	None
86 – 90	$5,250,000	$4,250,000	None

Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
15 – 65	$64,900,000	$64,900,000	$46,400,000
66 – 70	$50,900,000	$50,900,000	$34,400,000
71 – 75	$41,400,000	$41,400,000	$23,400,000
76 – 77	$23,400,000	$23,400,000	$14,900,000
78 – 80	$18,900,000	$18,900,000	$10,400,000
81 – 85	$11,400,000	$10,400,000	None
86 - 90	$4,250,000	$3,250,000	None

US/Canadian Residents – Foreign Travel

Issue Age	Preferred Best-Rating Class C	Rating Class D-E	Rating Class F-H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

Non-US/Canadian Residents

Issue Age	Preferred Best-Rating Class C	Rating Class D-E	Rating Class F-H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

First Layer Amounts

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables. First Layer amounts do not vary by smoker status:

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US/Canadian Residents – No Foreign Travel

Issue Age	Preferred Best—Rating Class D	Rating Class E-H
0 - 65	$ 50,000,000	$ 35,000,000
66 - 70	$ 40,000,000	$ 25,000,000
71 - 75	$ 35,000,000	$ 15,000,000
76 – 77	$ 15,000,000	$ 10,000,000
78 – 80	$ 10,000,000	$ 5,000,000
81 – 85	$ 5,000,000	None
86 – 90	$ 1,500,000	None

US/Canadian Residents – Foreign Travel

Issue Age	Preferred Best-Rating Class C	Rating Class D-E	Rating Class F-H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

Non US/Canadian Residents

Issue Age	Preferred Best - Rating Class C	Rating Class D-E	Rating Class F-H
0 - 70	$20,000,000	$15,000,000	None
71 - 75	$15,000,000	$10,000,000	None
76 – 90	None	None	None

Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life will not exceed the amounts in the following tables:

US/Canadian Residents – No Foreign Travel

Issue Age	Preferred Best-Rating Class D	Rating Class E-H
0 - 65	$12,500,000	$8,750,000
66 - 70	$10,000,000	$6,250,000
71 - 75	$8,750,000	$3,750,000
76 – 77	$3,750,000	$2,500,000
78 – 80	$2,500,000	$1,250,000
81 – 85	$1,250,000	None
86 – 90	$375,000	None

US/Canadian Residents – Foreign Travel

Issue Age	Preferred Best– Rating Class C	Rating Class D – E	Rating Class F-H
0 - 70	$5,000,000	$3,750,000	None

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71 - 75	$3,750,000	$2,500,000	None
76 – 90	None	None	None

Non US/Canadian Residents

Issue Age	Preferred Best– Rating Class C	Rating Class D – E	Rating Class F-H
0 - 70	$5,000,000	$3,750,000	None
71 - 75	$3,750,000	$2,500,000	None
76 – 90	None	None	None

6.	JUMBO LIMIT:

For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies per life will not exceed the amounts in the following tables:

US/Canadian Residents- No Foreign Travel

For VUL 2004:

Issue Age	Preferred Best – Rating Class E	Rating Class F – H
0 - 80	$65,000,000	$65,000,000
81 - 85	$30,000,000	$30,000,000
86 - 90	$10,000,000	$10,000,000

For ProFunds policies, the jumbo limit is $65,000,000 for all ages and rating classes.

Note: When a policy is reinsured under automatic reinsurance and the total amount in force and applied for in all companies exceeds $50,000,000, THE REINSURER must be notified and THE COMPANY shall provide the amount being issued.

US/Canadian Residents – Foreign Travel

Issue Age	Preferred Best – Rating Class E	Rating Class F – H
0–75	$35,000,000	None
76-90	None	None

Non US/Canadian Residents

Issue Age	Preferred Best – Rating Class E	Rating Class F – H
0–75	$35,000,000	None
76-90	None	None

7.	OCCUPATION EXCLUSION FOR AUTOMATIC REINSURANCE:
•	Entertainers - A person who entertains the public for compensation.

Y-UL/VUL II – 2005 – RGA - PICA

•

High Profile Athletes - A high profile athlete is defined as players in the NBA, NFL, MBL, NHL, as well as well positioned newcomers such as first round draft picks and Heisman Trophy winners; well known golfers, race car drivers.

9.	FOREIGN TRAVEL EXCLUSIONS:

Applications by US/Canadian residents with foreign travel will be excluded from automatic reinsurance and handled on a facultative basis if the following conditions apply:

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The amount of insurance is in excess of $1 million and travel is to a country categorized as “C” or “D” under the THE COMPANY’s underwriting practices, where the expected travel is greater than or equal to three months or travel is to an “E” rated country where the expected travel is greater than one month, or

•	Any travel to an “F” rated country.

10.	FOREIGN RESIDENCE EXCLUSIONS:

Non-US/Canadian residents will be excluded from automatic reinsurance and handled on a facultative basis if the following conditions apply:

•	The amount of insurance is in excess of $1 million and
•	Residence is in a “C” or “D” rated country.

11.	REPORTING PERIOD:

The reporting period will be monthly.

12.	RESERVES FOR REINSURANCE:

The statutory reinsurance reserve is the one-month term reserve on the portion of each policy reinsured. This reserve will be the amount held by THE COMPANY and will be at least as great as the minimum requirements specified in the standard valuation law for the applicable year of issue.

13.	MINIMUM CESSION:

The minimum amount per cession that can be reinsured with THE REINSURER is $12,500.

14.	RISK TRIGGER EVENT

A “Risk Trigger Event” means that any of the following has occurred:

(1)

THE REINSURER’s ratio of Total Adjusted Capital (as defined by the NAIC RBC formula and reported on THE REINSURER’s Annual Statement) to Company Action Level Risk-Based Capital becomes or falls below one hundred fifty percent (150%).

(2)

THE REINSURER no longer has in effect a Qualified Rating (as defined below) from at least one of the Major Rating Agencies shown in the chart below, which is at least as high as the minimum levels shown:

Major Rating Agency	Minimum Applicable Rating:
Moody Investor Services, Inc.	A rating of “Baa2” or higher.
Standard & Poors Corporation	A rating of “BBB” or higher.

Y-UL/VUL II – 2005 – RGA - PICA

Definitions:

"Adjusted Capital" shall mean the following, as applicable: (i) statutory surplus for Reinsurers that report on a U.S. statutory reporting basis; (ii) GAAP equity minus deferred acquisition costs (DAC) for Reinsurers that report on a U.S. GAAP or Canadian GAAP basis; and (iii) "capital and surplus" for Reinsurers that report on any other accounting basis (including the International Accounting Standards (IAS) reporting basis).

“Qualified Rating” shall mean the issuance of an insurance company long-term, financial strength rating from one or more of the Major Rating Agencies that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question. (Use of the modifiers “Q” or “Pi” by S&P or any similar indication that a rating is a “qualified” or “limited” rating by any other of the Major Rating Agencies means that the rating does not constitute a “Qualified Rating” for purposes of this Agreement.)

15.	FUNDS WITHHELD PROVISIONS:

a.

Under the circumstances described in Section 13 of this Agreement, THE REINSURER may provide to THE COMPANY an amount of cash to be held on deposit (“Funds Withheld”) with respect to all the amounts recoverable from THE REINSURER under this Agreement so as to avoid triggering THE COMPANY’s right of recapture under Section 21 of this Agreement. If THE REINSURER elects to do so, the Funds Withheld must satisfy the requirements of subsections b., c., and d.

b.

The Funds Withheld must be an amount that is at least as great as what THE COMPANY has indicated will be required under this Agreement and all other related reinsurance agreements between THE REINSURER and THE COMPANY. Approximately fifteen days following the end of each calendar quarter, THE COMPANY will indicate to THE REINSURER the amount of funds needed as well as any other information necessary for THE REINSURER to provide THE COMPANY the required Funds Withheld. THE REINSURER will provide the required Funds Withheld within fifteen days of notice received from THE COMPANY.

The amount of funds needed shall be an amount at least equal to the greater of (a) the amount of security required as described in Section 13 or (b) the deduction for reinsurance ceded from THE COMPANY’s liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums. The amount shall also include a provision for adverse deviation in claims and losses over the subsequent 12-month period.

c.

THE REINSURER and THE COMPANY agree that any Funds Withheld provided by THE REINSURER pursuant to the provisions of this Agreement may be drawn upon by THE COMPANY in full or in part at any time, notwithstanding any other provisions of this Agreement, and may be utilized by THE COMPANY or any successor of THE COMPANY by operation of law including without limitation, any liquidator, rehabilitator, receiver or conservator of THE COMPANY for any of the following purposes:

i.	to reimburse THE COMPANY for THE REINSURER’s share of premium returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies;

Y-UL/VUL II – 2005 – RGA - PICA

ii.	to reimburse THE COMPANY for THE REINSURER’s share of benefits or losses paid by THE COMPANY under the terms and provisions of the policies reinsured under this Agreement; and

•	to pay any other amounts THE COMPANY claims are due under this Agreement:

All of the foregoing will be applied without diminution because of insolvency on the part of THE REINSURER.

d.

At the end of each calendar quarter, THE COMPANY will credit interest on the Funds Withheld during the previous quarter. The amount of interest that THE COMPANY will credit will be based on the average amount of Funds Withheld over the quarter. The interest rate will be equal to the sum of the London Interbank Office Rate, U.S. Denomination-Fixed Twelve-month, (LIBOR) as of the beginning of the calendar quarter, plus 35 basis points.

THE COMPANY agrees to return to THE REINSURER any Funds Withheld that are in excess of the actual amounts required.

16.	RISK RETENTION LIMITS:

The total amount of insurance retained on an individual life for THE COMPANY and its affiliates will not exceed the risk retention limits in the following tables:

Non-Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 65	$30,000,000	$25,000,000	$15,000,000
66 - 70	$25,000,000	$20,000,000	$13,000,000
71 - 75	$15,000,000	$12,000,000	$10,000,000
76 – 80	$13,000,000	$10,000,000	$7,000,000
81 – 85	$9,000,000	$7,000,000	$5,000,000
86 – 90	$4,000,000	$3,000,000	$2,000,000

Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
15– 65	$20,000,000	$20,000,000	$15,000,000
66 – 70	$15,000,000	$15,000,000	$12,000,000
71 – 75	$10,000,000	$10,000,000	$10,000,000
76 – 80	$10,000,000	$10,000,000	$6,000,000
81 – 85	$7,000,000	$6,000,000	$4,000,000
86 - 90	$3,000,000	$2,000,000	$2,000,000

Y-UL/VUL II – 2005 – RGA - PICA

SCHEDULE B

AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

1.	STANDARD ANNUAL REINSURANCE PREMIUMS

The standard annual reinsurance premiums per $1,000 of net amount at risk for all cessions of automatic and facultative reinsurance will be the product of the factors below and the rates in the table attached to this Schedule B.

VUL 2004 & ProFunds:

Underwriting Class	Face amounts $100,000 and greater AND issue age 18 and greater	Face amounts less than $100,000 OR issue age less than 18

Class 1	36.0%	N/A
Class 2	44.0%	N/A
Class 3	54.0%	N/A
Class 4	78.0%	78.0%
Class 5	103.0%	N/A
Class 6	132.0%	132.0%

2.	SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

The substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years. After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class. The factor is a product of the 90% substandard adjustment percentage and the substandard mortality multiple for the rating class. Note that this is the total premium per $1000, including both the base and substandard extra premium rates.

The factors are as follows:

Special Class	Substandard Mortality Multiplier
A	1.40
B	1.65
C	1.90
D	2.25
E	2.75
F	3.25
G	3.75
H	4.50

3.	FLAT EXTRA REINSURANCE PREMIUMS

The flat extra reinsurance premium per $1,000 will be the product of flat extra premiums charged by THE COMPANY and the factors in the following table:

Y-UL/VUL II – 2005 – RGA - PICA

Permanent Flat Extra Premiums (i.e., for more than 5 years duration)
First year	.90
Renewal year	.90

Temporary Flat Extra Premiums (i.e., for 5 years duration or less)
All years	.90

4.	AGE BASIS

Age Last Birthday.

5.	PREMIUM TAXES

Premium taxes are not reimbursed.

6.	POLICY FEE

The reinsurance premium does not include a policy fee.

Y-UL/VUL II – 2005 – RGA - PICA